Exhibit 1

FOR IMMEDIATE RELEASE – CALGARY, ALBERTA, JUNE 6, 2005

BAYTEX ENERGY TRUST ANNOUNCES COMPLETION OF
CONVERTIBLE DEBENTURE FINANCING

Baytex Energy Trust (TSX-BTE.UN) is pleased to announce that it has successfully closed its previously announced convertible debenture bought-deal financing. At closing, Baytex issued $100,000,000 principal amount of 6.50% convertible unsecured subordinated debentures (the “Debentures”), which included the exercise in full of the underwriters’ option to purchase an additional $20,000,000 Debentures. The syndicate was led by TD Securities Inc.and included CIBC World Markets Inc., RBC Capital Markets, Canaccord Capital Corporation, Raymond James Ltd., National Bank Financial Inc. and FirstEnergy Capital Corp. The Debentures are listed for trading on the Toronto Stock Exchange under the symbol BTE.DB.

Baytex Energy Trust is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to unitholders. The trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES.  ANY FAILURE TO COMPLY WITH THIS RESTRICTION MAY CONSTITUTE A VIOLATION OF U.S. SECURITIES LAW.

For further information, please contact:

Baytex Energy Trust

Ray Chan, President and C.E.O.	Telephone: (403) 267-0715
or
Dan Belot, Vice President Finance and C.F.O.	Telephone: (403) 267-0784
Toll Free Number: 1-800-524-5521
Website: www.baytex.ab.ca